SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant

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Preliminary Proxy Statement

Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

Definitive Proxy Statement

Definitive Additional Materials

Soliciting Material Pursuant to Section 240.14a-12

THE TOPPS COMPANY, INC.

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Item 1:    On July 11, 2006, The Topps Company, Inc. (the ‘‘Company’’) delivered the following letter to the stockholders of the Company:

THE TOPPS COMPANY, INC.
One Whitehall Street
New York, New York 10004

Your Vote Is Important To The Future of Topps

July 11, 2006

Dear Fellow Stockholder:

As you may know, three Topps directors are to be elected on July 28, 2006 at our Annual Meeting of Stockholders. I am writing to explain why I believe it is critical that the experienced individuals nominated by your Board of Directors — Edward Miller, Leonard Stern and myself — be elected at the Annual Meeting. We are in the middle of implementing a solid strategic plan to enhance the Company's performance and value. Adding Pembridge's unqualified nominees to the Board at this time may frustrate these critical efforts.

Our Strategic Plan Is Starting To Show Very Positive Results.
We Need Your Support To Continue Our Progress.

After careful consideration, the Company's management team with the strong and active support of our Board of Directors adopted a strategic plan over a year ago to deal with challenges affecting both segments of the business — Entertainment and Confectionery. Our strategic plan will significantly improve operating performance, reduce costs, promote Topps' competitive strengths and enhance value for all stockholders. Among other things, over the last 10 months we have:

•	Engineered fundamental changes in the sports card business;

•	Re-launched Bazooka to unlock the value of this iconic brand;

•	Reduced annual U.S. compensation costs by 20%; and

•	Further reduced annual corporate overhead by freezing pensions, capping retiree medical costs, and lowering insurance, legal and consulting expenses.

Topps' first quarter fiscal 2007 results reflect the early success of our strategic plan. On June 26, 2006 the Company reported:

•	79% increase in net income compared to the same period last year;

•	Earnings of $0.04 per diluted share compared to $0.02 for the same period last year;

•	The return of $6.5 million to stockholders through dividends and share repurchases — in addition to the $76 million that Topps has returned to stockholders over the past five years; and

•	Forecasted earnings of approximately $0.25 to $0.30 per diluted share in fiscal 2007 compared with $.03 per diluted share for the same period last year.

We are committed to building on the positive momentum of our first fiscal quarter and to continuing the successful implementation of our strategic plan for Topps. We believe that our operating profitability will continue to show significant improvement if our Board and management can continue to execute on our strategic plan without distraction from Pembridge's director nominees.

Your Board's Nominees Have The Necessary Experience
To Successfully Lead The Company At This Critical Juncture.
The Insurgent Nominees Do Not.

Edward Miller, Leonard Stern and I are highly respected and proven business leaders with decades of relevant experience in sports and entertainment, media and advertising, and banking and finance. In contrast, the dissidents' nominees appear to have no relevant experience. In fact, Pembridge's nominees have very little business experience at all. The dissident slate includes the president of a small activist hedge fund (with no public track record of performance and no employees), who has also worked at a law firm and a ‘‘boutique’’ investment bank; a consultant lawyer who also worked at this same ‘‘boutique’’ investment bank; and a 30 year-old who has spent the three years since he finished business school as an employee of another activist hedge fund. We do not believe that the dissident nominees are qualified to serve as directors of the Company.

In contrast to the Topps Board, Pembridge's nominees admit that they have no concrete plan to enhance the value of Topps. Rather, they want to explore a sale of some or all of the Company. But we've already been there and done that, and we know that it's not the right answer for today. Before embarking on this strategic plan, the Board of Directors seriously pursued another strategic alternative — the sale of the Confectionary business with the assistance of Lehman Brothers. The sales process was a thorough and extensive one that was intended to reach a result for the benefit of all of our stockholders. Unfortunately it did not do so. Now, our full attention is appropriately focused on building value for stockholders by strengthening and growing the business, which is what the Board is doing.

Company performance will not benefit from the addition of Pembridge's director nominees who, we believe, have no relevant experience and no specific plan to create value for stockholders and may, in fact, undermine the successful implementation of Topps' strategic plan. Don't let Pembridge try to derail the strategic plan, especially when that plan is just beginning to bear fruit.

Despite not having any concrete plan of its own and not having any experience running a business like Topps, Pembridge has criticized our strategic plan, making self-serving statements that ‘‘the suggested cost cuts don't go nearly far enough.’’ We strongly believe, however, that we are taking well-conceived steps to strengthen the business and enhance stockholder value and that the steps we are taking now, including cost cuts, are appropriate.

Our Binding Governance Proposals Reflect Our Willingness To Listen To Stockholders And Our Confidence In Our Ability To Successfully Implement Our Strategic Plan For Topps' Stockholders.

To underscore our responsiveness to stockholder concerns and our confidence in our strategic plan for Topps, we are presenting for stockholder approval binding amendments to our Certificate of Incorporation and By-laws that we fully support and that will make your Board of Directors substantially more accountable to you, the Company's stockholders. If these proposals are approved by stockholders at the 2006 Annual Meeting, all Topps directors will be up for election at the 2007 Annual Meeting.

Although the Topps Board and management fully support our governance proposals, Pembridge has cynically stated its belief that the Board is acting ‘‘behind the scenes’’ to hinder their adoption. This is nothing more than a smokescreen as Pembridge grasps at straws in the absence of a concrete plan of its own to deliver value to stockholders. The fact of the matter is that Topps' stockholder base is heavily concentrated, the Board is voting for these proposals and we are doing all we can to see that the proposals are approved by a wide margin. The Board cannot be any clearer in its recommendation that Topps stockholders vote ‘‘FOR’’ the adoption of these governance proposals.

Your Vote Is Important. Protect Your Investment.
Support Your Board's Nominees.

Your Board of Directors is firmly committed to acting in the best interest of all stockholders and unanimously recommends that you vote the enclosed WHITE proxy card today FOR your Board's director nominees.

Your vote is extremely important — no matter how many shares you own. To vote your shares, please sign, date and return the enclosed WHITE proxy card and mail it promptly in the enclosed self-addressed, stamped envelope.

On behalf of your Board of Directors, I thank you for your continued confidence and support.

Sincerely,
Arthur T. Shorin Chairman and Chief Executive Officer

If your shares are registered in your own name, please sign, date and mail the enclosed WHITE Proxy Card to MacKenzie Partners in the self-addressed, stamped envelope provided today. If your shares are held in the name of a brokerage firm, bank nominee or other institution, please sign, date and mail the enclosed WHITE Proxy Card in the self-addressed, stamped envelope provided.

After signing the enclosed WHITE Proxy Card do not sign or return any proxy card sent to you by the dissident group. Remember — only your latest dated proxy will determine how your shares are to be voted at the meeting.

If you have any questions or need assistance in voting your shares, please contact our proxy solicitor.

105 Madison Avenue
New York, NY 10016
Call Toll Free: (800) 322-2885
or
Call Collect: (212) 929-5500

This letter contains forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although the Company believes the expectations contained in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. This information may involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed in the Company's Securities and Exchange Commission filings.

*Trademarks of The Topps Company, Inc. and subsidiaries appearing in this letter: Topps and Bazooka.

Item 2:    On July 11, 2006, the Topps Company Inc. issued the following press release:

FOR IMMEDIATE RELEASE

Topps Mails Letter to Stockholders Regarding July 28 Annual Meeting

NEW YORK, July 11, 2006 – The Topps Company, Inc. (Nasdaq:TOPP) today announced that it has mailed the following letter to all Topps stockholders:

July 11, 2006

Dear Fellow Stockholder:

As you may know, three Topps directors are to be elected on July 28, 2006 at our Annual Meeting of Stockholders. I am writing to explain why I believe it is critical that the experienced individuals nominated by your Board of Directors – Edward Miller, Leonard Stern and myself – be elected at the Annual Meeting. We are in the middle of implementing a solid strategic plan to enhance the Company's performance and value. Adding Pembridge's unqualified nominees to the Board at this time may frustrate these critical efforts.

Our Strategic Plan Is Starting To Show Very Positive Results. We Need
Your Support To Continue Our Progress.

After careful consideration, the Company's management team with the strong and active support of our Board of Directors adopted a strategic plan over a year ago to deal with challenges affecting both segments of the business – Entertainment and Confectionery. Our strategic plan will significantly improve operating performance, reduce costs, promote Topps' competitive strengths and enhance value for all stockholders. Among other things, over the last 10 months we have:

•	Engineered fundamental changes in the sports card business;

•	Re-launched Bazooka to unlock the value of this iconic brand;

•	Reduced annual U.S. compensation costs by 20%; and

•	Further reduced annual corporate overhead by freezing pensions, capping retiree medical costs, and lowering insurance, legal and consulting expenses.

Topps' first quarter fiscal 2007 results reflect the early success of our strategic plan. On June 26, 2006 the Company reported:

•	79% increase in net income compared to the same period last year;

•	Earnings of $0.04 per diluted share compared to $0.02 for the same period last year;

•	The return of $6.5 million to stockholders through dividends and share repurchases – in addition to the $76 million that Topps has returned to stockholders over the past five years; and

•	Forecasted earnings of approximately $0.25 to $0.30 per diluted share in fiscal 2007 compared with $.03 per diluted share for the same period last year.

We are committed to building on the positive momentum of our first fiscal quarter and to continuing the successful implementation of our strategic plan for Topps. We believe that our operating profitability will continue to show significant improvement if our Board and management can continue to execute on our strategic plan without distraction from Pembridge's director nominees.

Your Board's Nominees Have The Necessary Experience To Successfully Lead The Company At This Critical Juncture. The Insurgent Nominees Do Not.

Edward Miller, Leonard Stern and I are highly respected and proven business leaders with decades of relevant experience in sports and entertainment, media and advertising, and banking and finance. In contrast, the dissidents' nominees appear to have no relevant experience. In fact, Pembridge's nominees have very little business experience at all. The dissident slate includes the president of a small activist hedge fund (with no public track record of performance and no employees), who has also worked at a law firm and a ‘‘boutique’’ investment bank; a consultant lawyer who also worked at this same ‘‘boutique’’ investment bank; and a 30 year-old who has spent the three years since he finished business school as an employee of another activist hedge fund. We do not believe that the dissident nominees are qualified to serve as directors of the Company.

In contrast to the Topps Board, Pembridge's nominees admit that they have no concrete plan to enhance the value of Topps. Rather, they want to explore a sale of some or all of the Company. But we've already been there and done that, and we know that it's not the right answer for today. Before embarking on this strategic plan, the Board of Directors seriously pursued another strategic alternative – the sale of the Confectionary business with the assistance of Lehman Brothers. The sales process was a thorough and extensive one that was intended to reach a result for the benefit of all of our stockholders. Unfortunately it did not do so. Now, our full attention is appropriately focused on building value for stockholders by strengthening and growing the business, which is what the Board is doing.

Company performance will not benefit from the addition of Pembridge's director nominees who, we believe, have no relevant experience and no specific plan to create value for stockholders and may, in fact, undermine the successful implementation of Topps' strategic plan. Don't let Pembridge try to derail the strategic plan, especially when that plan is just beginning to bear fruit.

Despite not having any concrete plan of its own and not having any experience running a business like Topps, Pembridge has criticized our strategic plan, making self-serving statements that ‘‘the suggested cost cuts don't go nearly far enough.’’ We strongly believe, however, that we are taking well-conceived steps to strengthen the business and enhance stockholder value and that the steps we are taking now, including cost cuts, are appropriate.

Our Binding Governance Proposals Reflect Our Willingness To Listen To Stockholders
And Our Confidence In Our Ability To Successfully Implement Our Strategic Plan For Topps' Stockholders.

To underscore our responsiveness to stockholder concerns and our confidence in our strategic plan for Topps, we are presenting for stockholder approval binding amendments to our Certificate of Incorporation and By-laws that we fully support and that will make your Board of Directors substantially more accountable to you, the Company's stockholders. If these proposals are approved by stockholders at the 2006 Annual Meeting, all Topps directors will be up for election at the 2007 Annual Meeting.

Although the Topps Board and management fully support our governance proposals, Pembridge has cynically stated its belief that the Board is acting ‘‘behind the scenes’’ to hinder their adoption. This is nothing more than a smokescreen as Pembridge grasps at straws in the absence of a concrete plan of its own to deliver value to stockholders. The fact of the matter is that Topps' stockholder base is heavily concentrated, the Board is voting for these proposals and we are doing all we can to see that the proposals are approved by a wide margin. The Board cannot be any clearer in its recommendation that Topps stockholders vote ‘‘FOR’’ the adoption of these governance proposals.

Your Vote Is Important. Protect Your Investment. Support Your Board's Nominees.

Your Board of Directors is firmly committed to acting in the best interest of all stockholders and unanimously recommends that you vote the enclosed WHITE proxy card today FOR your Board's director nominees.

Your vote is extremely important – no matter how many shares you own. To vote your shares, please sign, date and return the enclosed WHITE proxy card and mail it promptly in the enclosed self-addressed, stamped envelope.

On behalf of your Board of Directors, I thank you for your continued confidence and support.

Sincerely,

/s/ Arthur T. Shorin
Chairman and Chief Executive Officer

*    Trademarks of The Topps Company, Inc. and subsidiaries appearing in this letter: Topps and Bazooka.

About Topps
Founded in 1938, Topps is a leading creator and marketer of distinctive confectionery and entertainment products. The Company's confectionery brands include ‘‘Ring Pop,’’ ‘‘Push Pop,’’ ‘‘Baby Bottle Pop’’ and ‘‘Juicy Drop Pop’’ lollipops as well as ‘‘Bazooka’’ bubble gum. Topps entertainment products include trading cards, sticker album collections, and collectible games. For additional information, visit http://www.topps.com.

Forward Looking
This release contains forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although the Company believes the expectations contained in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. This information may involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed in the Company's Securities and Exchange Commission filings.

Important Additional Information
TOPPS STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. Investors will be able to obtain free copies of the proxy statements through the website maintained by the SEC at www.sec.gov. In addition, investors will be able to obtain free copies of these proxy statements from Topps by contacting Corporate Secretary, c/o The Topps Company, Inc., One Whitehall Street, New York, NY 10004.

Topps, its directors and named executive officers may be deemed to be participants in a solicitation of the Topps Company Inc.'s security holders in connection with its 2006 Annual Meeting of Stockholders. Security holders may obtain information regarding the names, affiliations and interests of such individuals in the Company's preliminary proxy statement dated May 11, 2006, as such information may be supplemented by the Company's definitive proxy statement when it is filed with the SEC.

Contacts:
The Topps Company, Inc.
Cathy Jessup, CFO
+1-212-376-0466

Joele Frank, Wilkinson Brimmer Katcher
Joele Frank/Sharon Goldstein
+1-212-355-4449

Mackenzie Partners, Inc.
1-800-322-2885

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